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                                                                    EXHIBIT 99.1



                    RPM COMPLETES REINCORPORATION IN DELAWARE



         MEDINA, Ohio-- October 15, 2002-- RPM International Inc. (NYSE: RPM) announced today that it has completed the previously disclosed reincorporation of RPM, Inc. from Ohio to Delaware. Effective today, RPM, Inc. became a subsidiary of RPM International Inc., a newly formed Delaware holding company. The Delaware reincorporation was approved by shareholders on October 11, 2002.

         As previously indicated, the reincorporation will not result in any change in the company's business, management, board of directors, or location of the principal facilities or headquarters of the company. RPM, Inc. will continue to exist as a wholly owned subsidiary of RPM International Inc.

         As a result of the reincorporation, all of RPM, Inc.'s common shares were automatically converted into an equal number of shares of RPM International Inc. common stock. RPM shareholders are not required to exchange their shares and RPM International Inc. stock will continue to trade under the symbol "RPM."

         RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings serving both industrial and consumer markets. Industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Consumer products are used by professionals and do-it-yourselfers for home, automotive and boat maintenance and by hobbyists. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

         For more information, contact Glenn Hasman, vice president of finance and communications at (330) 273-8820.

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